As filed with the Securities and Exchange Commission on March 6, 2015
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
HealthSouth Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	63-0860407
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
_______________________

John P. Whittington
Executive Vice President, General Counsel and Corporate Secretary
HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
With a copy to:
Stephen D. Leasure, Esq.
Vice President and Associate General Counsel
HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (Check one):
Large accelerated filer ☒                Accelerated filer ☐
Non-accelerated filer     ☐                Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share, issuable upon exercise of Common Stock Warrants	8,151,265	$41.40	$337,462,371	$39,214

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers any additional shares of common stock of HealthSouth Corporation that may become issuable as a result of any stock splits, stock dividends, recapitalizations, anti-dilution adjustments or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based on a warrant exercise price of $41.40 per share with respect to shares of common stock issuable upon exercise of warrants to acquire 8,151,265 shares of common stock of HealthSouth Corporation.

(3) The registration fee of $39,214 has been calculated in accordance with Rule 457(r) under the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act, registration fees of $1,756 were paid with respect to unsold securities that were previously registered under HealthSouth Corporation’s registration statement on Form S-3 filed on November 22, 2013 (No. 333-192510) and have been carried forward to, and applied to offset the $39,214 registration fee payable in connection with, this registration statement. Accordingly, a filing fee of $37,458 is being paid at this time.

Prospectus

HealthSouth Corporation
8,151,265 Shares of Common Stock

This prospectus relates to the proposed issuance by us of up to 8,151,265 shares of our common stock, par value $.01 per share (our “common stock”), which are issuable upon the exercise of 8,151,265 warrants (the “warrants”) issued pursuant to a Warrant Agreement, dated as of September 30, 2009, among HealthSouth and Computershare Inc. and Computershare Trust Company, N.A., jointly and severally as Warrant Agent (the “Warrant Agreement”). The Warrant Agreement was entered into in connection with the settlement of the federal consolidated class action captioned In re HealthSouth Corp. Securities Litigation, Master Consolidation File No. CV-03-BE-1500-S (the “Settlement”).
On September 30, 2009, we issued to the associated settlement fund the warrants, as well as 5,023,732 shares of our common stock (the “settlement shares,” and together with the warrants, the “settlement securities”), in full satisfaction of our obligation to do so under the terms of the Settlement. The settlement securities were issued pursuant to the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”). Under the terms of the Settlement, the attorneys for the claimants and the court‑approved administrator of the settlement fund are responsible for distributing the settlement securities, including the warrants, to claimants. We understand that the settlement shares or, in some instances, cash proceeds from the sale of certain of the settlement shares by the administrator pursuant to a court order were previously distributed to claimants. We are uncertain when the administrator will distribute the warrants to claimants and do not control the timing of the distribution.
The warrants are exercisable from time to time on any business day until 5:00 p.m., New York City time, on January 17, 2017, provided that the registration statement of which this prospectus forms a part continues to be effective and that the shares of common stock issuable upon exercise of the warrants are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the holders of the warrants reside.
Each holder of a warrant has the right to purchase from us the number of shares of our common stock which the holder may at the time be entitled to receive upon payment of the exercise price then in effect for such warrant. Each warrant initially entitles the holder thereof, subject to adjustment pursuant to the terms of the Warrant Agreement, to purchase one share of our common stock at an exercise price of $41.40 per share. The exercise price is payable in cash or by cashless exercise in the manner described herein and in the Warrant Agreement. We are not required to issue fractional shares of common stock on the exercise of warrants. In lieu of issuing fractional shares, we will pay an amount in cash equal to the current market price per share of common stock multiplied by such fraction, computed to the nearest whole U.S. cent.
We will receive proceeds from the exercise of the warrants if the holders decide to pay the exercise price in cash, but not from any resale of the underlying common stock. Assuming the exercise of all of the warrants for cash, we will receive gross proceeds of $337,462,371.
Our common stock is listed on the New York Stock Exchange under the symbol “HLS.” On March 2, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $44.11 per share. We have applied to list the warrants on the New York Stock Exchange under the symbol “HLSWS,” however, the warrants will not qualify for listing on the exchange until such time as the warrants are held by the requisite number of holders following distribution by the settlement fund administrator to claimants and the exchange approves our listing application. We cannot assure you that the warrants will be approved for listing.
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Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 8.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is March 6, 2015

i

ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “HealthSouth,” “we,” “us,” “our” and the “Company” refer to HealthSouth Corporation and its subsidiaries.
This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the shares of common stock described in this prospectus or in any prospectus supplement in one or more transactions upon exercise of the warrants. This prospectus provides a general description of the shares of common stock that may be sold by us. Any prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the offered securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of its date. Our business, financial position, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS
This prospectus contains, and any prospectus supplement may contain, in addition to any documents incorporated herein and therein, historical information as well as forward-looking statements that involve known and unknown risks and relate to, among other things, future events, changes to Medicare reimbursement and other healthcare laws and regulations from time to time, regulatory investigations, our business strategy, our dividend and stock repurchase strategies, our financial plans, our growth plans, our future financial performance, our projected business results, or our projected capital expenditures. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “predict,” “project,” “target,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Any forward-looking statement is based on information current as of the date of this prospectus, any prospectus supplement and any document incorporated herein or therein, and speaks only as of the date on which such statement is made. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, the following:

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each of the factors discussed under the heading “Risk Factors” beginning on page 8 of this prospectus and in Item 1A, Risk Factors, of our Annual Report on Form 10‑K for the year ended December 31, 2014, as may be updated or supplemented in our other filings with the SEC in the future that are incorporated herein and into any prospectus supplement by reference;

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changes in the rules and regulations of the healthcare industry at either or both of the federal and state levels, including those contemplated now and in the future as part of national healthcare reform and deficit reduction such as the reinstatement of the “75% Rule” or the introduction of site neutral payments with skilled nursing facilities for certain conditions, and related increases in the costs of complying with such changes;

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reductions or delays in, or suspension of, reimbursement for our services by governmental or private payors, including our ability to obtain and retain favorable arrangements with third-party payors and our exposure to the effects of Medicare claims audits for services previously provided;

•	increased costs of regulatory compliance and compliance monitoring in the healthcare industry, including the costs of investigating and defending asserted claims, whether meritorious or not;

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our ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on our labor expenses from potential union activity and staffing recruitment and retention;

•	competitive pressures in the healthcare industry and our response to those pressures;

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our ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with our growth strategy, including realization of anticipated revenues, cost savings, and productivity improvements arising from the related operations;

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any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings, including the ongoing investigations initiated by the U.S. Department of Health and Human Services, Office of the Inspector General;

•	increased costs of defending and insuring against alleged professional liability and other claims and the ability to predict the costs related to such claims;

•	potential incidents affecting the proper operation, availability, or security of our information systems;

•	the price of our common or preferred stock as it affects our willingness and ability to repurchase shares and the financial and accounting effects of any repurchases;

•	our ability and willingness to continue to declare and pay dividends on our common stock;

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our ability to successfully integrate Encompass Home Health and Hospice, including the realization of anticipated benefits from the acquisition and avoidance of unanticipated difficulties, costs, or liabilities that could arise from the acquisition or integration;

•	our ability to attract and retain key management personnel; and

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general conditions in the economy and capital markets, including any instability or uncertainty related to governmental impasse over approval of the United States federal budget or an increase to the debt ceiling.

The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no duty to update these forward-looking statements, even though our situation may change in the future. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements or their effects on the value of our securities.

PROSPECTUS SUMMARY
This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and related notes incorporated by reference in this prospectus and any prospectus supplement, before deciding to invest in our common stock.
Company Overview
With the acquisition of Encompass discussed below, HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 33 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies.
As of December 31, 2014, we operated 107 inpatient rehabilitation hospitals (including one hospital that operates as a joint venture which we account for using the equity method of accounting). While our national network of inpatient hospitals stretches across 29 states and Puerto Rico, our inpatient hospitals are concentrated in the eastern half of the United States and Texas. In addition to HealthSouth hospitals, we manage three inpatient rehabilitation units through management contracts. As of December 31, 2014, our inpatient rehabilitation hospitals had 7,095 licensed beds (excluding the one hospital that has 41 licensed beds and operates as a joint venture which we account for using the equity method of accounting). Because the Encompass acquisition took place on December 31, 2014, our consolidated results of operations for 2014 do not include the 2014 results of operations of Encompass. Home health and hospice, including our existing 25 hospital-based home health agencies, will represent a separate operating segment for us beginning in the first quarter of 2015.
HealthSouth was incorporated under the laws of the State of Delaware. Our principal executive offices are located at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, and our telephone number is (205) 967-7116. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the notes.
Recent Acquisition of Encompass Home Health and Hospice
On December 31, 2014, we completed the previously announced acquisition of EHHI Holdings, Inc. (“EHHI”) and its Encompass Home Health and Hospice business (“Encompass”). Encompass is the nation’s fifth largest provider of Medicare-certified skilled home health services. In the acquisition, we acquired, for cash, all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to HealthSouth Home Health Holdings, Inc. (“Holdings”), a subsidiary of HealthSouth and now indirect parent of EHHI, by certain sellers in exchange for shares of common stock of Holdings. These certain sellers were members of Encompass management, including April Anthony, the chief executive officer of Encompass. These sellers contributed a portion of their shares of common stock of EHHI, valued at approximately $64.5 million, in exchange for shares of common stock of Holdings. As a result of that contribution, they hold approximately 16.7% of the outstanding common stock of Holdings, while HealthSouth owns the remainder. In addition, Ms. Anthony and certain other employees of Encompass entered into amended and restated employment agreements, each agreement having an initial term of three years.
We funded the cash purchase price in the acquisition entirely with draws under the revolving and expanded term loan facilities of our credit agreement. The total cash consideration delivered at closing was $695.5 million.
Encompass operates in 135 locations across 12 states and has approximately 4,900 employees making more than 2.1 million patient visits annually. For the year ended December 31, 2014, Encompass had total revenues of approximately $369 million which are not included in our results of operations for 2014.

Encompass provides:

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home health services - a comprehensive range of Medicare-certified home nursing services to adult patients in need of care. These services include, among others, skilled nursing, physical, occupational and speech therapy, medical social work, and home health aide services. Encompass also provides specialized home care services in Texas and Kansas for pediatric patients with severe medical conditions. Encompass’ home health services have historically represented a substantial portion of its revenue. For the year ended December 31, 2014, these services represented approximately 94% of Encompass’ total revenues.

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hospice services - primarily in-home services to terminally ill patients and their families to address the patients’ physical needs, including pain control and symptom management, and to provide emotional and spiritual support. For the year ended December 31, 2014, these services represented approximately 6% of Encompass’ total revenues.

We believe Encompass will provide us with a high-quality, scalable asset that is capable of participating in the consolidation of the highly fragmented home health industry. Encompass has demonstrated an ability to acquire under-performing operations and incorporate them into its existing platform. As part of HealthSouth, we believe Encompass will be able to consider more numerous and significant home health acquisition opportunities given our strong cash flows from operations and our access to capital. We also believe this acquisition will further our long-term growth strategy of expanding into post-acute services that complement our core business of operating inpatient rehabilitation hospitals. Specifically, we believe the acquisition of Encompass will enhance our ability to provide a continuum of facility-based and home-based post-acute services to our patients and their families, which we believe will become increasingly important as coordinated care delivery models, such as accountable care organizations (“ACOs”) and bundled payment arrangements, become more prevalent. We intend to transition our existing 25 hospital-based home health operations to the Encompass platform in 2015. Home health and hospice will represent a separate operating segment for us going forward.
See Item 1, Business, and Item 1A, Risk Factors, of our Annual Report on Form 10‑K for the year ended December 31, 2014 and “Risk Factors” beginning on page 8 of this prospectus.

The Offering

Issuer	HealthSouth Corporation.
Securities Offered	Up to 8,151,265 shares of our common stock underlying the warrants.
Warrant Expiration Date	Each warrant is exercisable at any time until 5:00 p.m., New York City time, on January 17, 2017.
Exercise Price
Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $41.40, subject to adjustment as described in this prospectus and in the Warrant Agreement. In lieu of paying the aggregate exercise price in cash, a holder may elect, provided that at the time of the exercise the market price of our common stock exceeds the exercise price, to exercise warrants by means of a cashless exercise in which shares otherwise issuable upon exercise are withheld to satisfy the exercise price due. See “Description of Securities—Description of Warrants—Exercise of Warrants.”

Adjustments
The exercise price of each warrant, and the number of shares of common stock purchasable upon the exercise of each warrant, may be adjusted, subject to certain exceptions, upon (a) a dividend or distribution of our common stock, (b) a subdivision of our common stock, (c) a combination of our common stock, (d) a reclassification of our common stock or (e) a distribution to all of our stockholders of assets or other securities of the Company. See “Description of Securities—Description of Warrants—Adjustments.”

Common stock outstanding after this offering	95,939,938 shares, assuming the exercise of all of the warrants for cash, based on the number of shares of common stock outstanding as of December 31, 2014.
No Fractional Shares
We will not issue fractional shares of our common stock upon the exercise of the warrants. In lieu of issuing fractional shares, the Company will pay the holder an amount in cash equal to the market price of our common stock as provided herein. See “Description of Securities—Description of Warrants—Exercise of Warrants.”

Warrant Holder not a Stockholder	Prior to their exercise, the warrants do not entitle the holders to any voting or other rights as are accorded to our stockholders.
Redemption	The warrants are not redeemable by the Company or any other person.
Registration of Common Stock with the SEC
Pursuant to the Warrant Agreement and the terms of the Settlement under which we entered into the Warrant Agreement, we are required to file a registration statement with the SEC under the Securities Act registering the issuance of the shares of common stock underlying the warrants to the holders of the warrants. We filed a registration statement, of which this prospectus forms a part, pursuant to this obligation. Furthermore, the terms of the Warrant Agreement require us to use our reasonable best efforts to cause the registration statement to remain continually effective until all of the warrants have been exercised or have expired. See “Description of Securities—Description of Warrants—Registration of Common Stock with the SEC.”

Use of Proceeds
We may receive cash consideration in connection with the exercise of the warrants if the holders thereof make a cash payment for the exercise price rather than exercise the warrants through a cashless exercise, as provided in the Warrant Agreement. If the warrants are fully exercised for cash, we will receive gross proceeds of $337,462,371. We intend to use any cash proceeds for general corporate purposes.

NYSE Symbol for Common Stock	HLS.

NYSE Symbol for Warrants	We have applied to list the warrants on the New York Stock Exchange under the symbol “HLSWS.” See “Description of Securities—Description of Warrants—Listing.”
Risk Factors
See “Risk Factors” beginning on page 8 of this prospectus and the risk factors discussed in any prospectus supplement and in our current and future SEC filings that are incorporated by reference herein and therein for a discussion of the factors you should carefully consider before deciding whether to purchase our securities.

RISK FACTORS
Investing in our securities involves a high degree of risk. These risks could affect us and our business as well as our industry generally. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports and current reports, which are also incorporated by reference. Although we believe we have discussed key risk factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which are incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. See “Where You Can Find More Information.”
Risks Related to the Warrants
There is no active trading market for the warrants.
Currently, there has been no established trading market for the warrants. Although we have applied to list the warrants on the New York Stock Exchange under the symbol “HLSWS,” we cannot assure you that the warrants will be approved for listing. The warrants have not been approved for listing as of the date of this prospectus and will not qualify for listing until the warrants are distributed to claimants by the settlement fund administrator and the exchange approves our listing application. We do not have any control over the timing of the administrator’s distribution of the warrants. Furthermore, we cannot assure you as to the development or liquidity of any market for the warrants, the ability of the holders of the warrants to sell the warrants or any portion thereof or the price at which holders would be able to sell the warrants or any portion thereof. The trading price of the warrants will depend on the price of our common stock, the market for similar securities and other factors, including economic conditions, and our financial condition, performance and prospects. The exercise of the warrants will dilute the ownership interests of existing stockholders and any sales in the public market of the common stock issuable upon such exercise could adversely affect prevailing market prices of our common stock.
Exercise of the warrants will dilute the ownership interests of existing stockholders. In addition, the existence of the warrants may encourage short selling by market participants because exercise of the warrants could depress the price of our common stock.
There is no anti-dilutive protection for the warrant holders in the event of a special or ordinary cash dividend.
The exercise price of the warrants and the number of shares of common stock issuable upon exercise of such warrants are subject to adjustment for certain events, including upon (a) a dividend or distribution of our common stock, (b) a subdivision of our common stock, (c) a combination of our common stock, (d) a reclassification of our common stock or (e) a distribution to all of our stockholders of assets, debt securities, preferred stock, options, warrants or other rights. However, the exercise price of the warrants and the number of shares issuable upon exercise will not be adjusted for other events, such as a special or ordinary cash dividend or the issuance of additional shares of common stock (other than as a common stock dividend), that may adversely affect the trading price of the common stock issuable upon exercise of the warrants. For example, the payment of a one-time special cash dividend may result in a substantial drop in the trading price of our common stock to a point at or below the exercise price of the warrants. In that case, the trading price might not exceed the exercise price again before the expiration date of the warrants resulting in warrant holders being unable to realize value from exercising their warrants. An event that adversely affects the value of the warrants and/or the common stock underlying such warrants may occur, and that event may not result in an adjustment to the exercise price of the warrants or the number of shares of common stock issuable upon exercise of the warrants. See “Description of Securities—Description of Warrants—Adjustments.”

The adjustment to the exercise price of the warrants and the number of shares of common stock underlying such warrants in connection with an adjustment event may not adequately compensate you for any lost value of your warrants as a result of such transaction.
Pursuant to the terms of the warrants, as set forth in the Warrant Agreement, under certain circumstances, we will adjust the exercise price of the warrants and the number of shares of common stock underlying such warrants in connection with such adjustment event. The adjustment to the exercise price of the warrants and the number of shares of common stock underlying such warrants will be determined based on the date on which the adjustment event occurs or becomes effective. The adjustment to the exercise price of the warrants and/or the number of shares of common stock underlying the warrants in connection with an adjustment event may not adequately compensate you for any lost value of your warrants as a result of such dilutive event. See “Description of Securities—Description of Warrants—Adjustments.”
Owning and exercising the warrants may result in adverse income tax consequences for the holder.
You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from an exercise of the warrants and ownership of common stock of the Company, as well as the possibility of taxable income resulting from certain changes in the exercise price of the warrants, such as upon adjustment as described in “Description of Securities—Description of Warrants—Adjustments,” or failure to make a change in the exercise price.
The warrants may have no value in a bankruptcy.
In the event of a bankruptcy or reorganization or other insolvency proceeding by or against us, the unexercised warrants may be deemed to be executory contracts subject to rejection by us with approval of the bankruptcy court. As a result, even if sufficient funds are available, holders of the warrants may not be entitled to receive any consideration or may receive less than they would be entitled to if they had exercised their warrants prior to the commencement of such bankruptcy or reorganization. In addition, in the event of a bankruptcy or reorganization or other insolvency proceeding, the common stock underlying the warrants may have little or no value.
We may be deprived of favorable opportunities to secure additional equity capital due to the warrant holders’ ability to exercise their warrants.
For the life of the warrants, the warrant holders are given the opportunity to profit from the rise in the market value of shares of our common stock, if any, at the expense of the common stockholders, and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of our business. A warrant holder may be expected to exercise the warrants at a time when we, in all likelihood, would be able to obtain equity capital, if we needed capital then, by a public sale of a new offering on terms more favorable than those provided in the warrants.
The warrants may expire without value.
During the time in which the warrants can be exercised, the price of the shares of common stock could be less than the exercise price of the warrants (currently $41.40 per share). The warrants will remain exercisable until their expiration on January 17, 2017. Any warrants not exercised on or before their expiration date will be void. If the price of the shares of common stock is below the exercise price for the warrants during the period in which the warrants are exercisable, the warrants will expire without value. Additionally, if the price of the common stock exceeds the exercise price of the warrants at some time, there is no guarantee that it will continue to do so until the expiration date.

Until the exercise of our warrants, holders of these securities do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.
Holders of warrants are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they will be subject to all changes affecting our common stock. Holders of our warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to warrants, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the warrants, the exercising warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
You may not be able to exercise your warrants if we do not maintain an effective registration statement.
We have agreed to use our reasonable best efforts to maintain the effectiveness of a registration statement relating to the issuance of the shares of common stock underlying the warrants, for the benefit of the warrant holders, until the earlier of the date on which all of the warrants have been exercised or the expiration date of the warrants. If a registration statement relating to the shares of common stock for which the warrants are being exercised is not in effect at the time of exercise, then the warrants may only be exercised pursuant to an exemption to the registration requirements of the Securities Act. See “Description of Securities—Description of Warrants—Registration of Common Stock with the SEC.”
Risks Related to Our Common Stock
The price of our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the common stock.
The market price of our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to: variations in annual or quarterly financial results; changes by financial research analysts in their estimates of our earnings or the earnings of our competitors; disruptions, breaches or other incidents affecting the proper operation, availability or security of our information systems, including unauthorized access to or theft of patient information or other sensitive information; developments in previously disclosed or currently unknown investigations or litigation matters; regulatory and legislative changes in the healthcare industry and conditions in the economy in general or the healthcare industry in particular, including increased competitive pressures and dependence on, and pricing pressures from, the industry and its customers.
Significant sales of common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock and may significantly dilute stockholder value.
The sale of substantial amounts of our common stock could adversely affect its price. The shares of common stock issuable upon exercise of the warrants will, thereafter, be immediately available for sale, without regard to volume limits, timing, manner of sale or other restrictions under federal and state securities laws. The availability of a large block of stock for sale in relation to our normal trading volume, including a large block sold by a warrant holder, could result in a decline in the market price of our common stock and may have a dilutive effect on our existing stockholders. Sales by the warrant holders also might make it more difficult for us to sell equity securities in the future at times and prices we deem appropriate.

During a liquidation, our obligations to the holders of shares of our preferred stock must be satisfied before any payments are made to the holders of our common stock.
If we are liquidated, the holders of our preferred stock will be entitled to be paid in full before any payments are made to the holders of our common stock. As of December 31, 2014, our outstanding 6.50% Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) had an aggregate liquidation preference of $96,245,000. Any funds used to pay the holders of our Series A Preferred Stock must be paid before any amounts may be paid to the holders of our common stock.
In addition to our currently outstanding Series A Preferred Stock, the issuance of an additional series of preferred stock could adversely affect holders of shares of our common stock, which may negatively impact your investment.
Our board of directors is authorized to issue classes or series of preferred stock without any action on the part of the stockholders. The board also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including dividend rights and preferences over the shares of common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over the shares of our common stock with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the shares of our common stock, the rights of the holders of shares of our common stock or the market price of shares of our common stock could be adversely affected.
We currently have outstanding 96,245 shares of Series A Preferred Stock. For additional information regarding the terms, rights and preferences of such stock, see the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other SEC filings.
Changes to, or the discontinuation of, our quarterly cash dividends may decrease the market value of our common stock.
On October 15, 2013, we paid the first cash dividend, $0.18 per share, on our common stock, and we paid the same per share dividend quarterly through July 15, 2014. On July 17, 2014, our board of directors approved an increase in our quarterly dividend, declaring a cash dividend of $0.21 per share, which was paid on October 15, 2014. On February 19, 2015, our board of directors declared a cash dividend of $0.21 per share, payable on April 15, 2015 to stockholders of record on April 1, 2015. We expect quarterly dividends to be paid in January, April, July, and October. However, the actual declaration of any future cash dividends, and the setting of record and payment dates as well as the per share amounts, will be at the discretion of our board each quarter after consideration of various factors, including our capital position and alternative uses of funds. In the event we change the amount or timing of, or eliminate altogether, common stock dividends in the future for one or more quarters, the market value of our common stock may decrease.
Risks Related to Our Business
Reductions or changes in reimbursement from government or third-party payors and other legislative and regulatory changes affecting our industry could adversely affect our operating results.
We derive a substantial portion of our Net operating revenues from the Medicare program. Historically, Congress and some state legislatures have periodically proposed significant changes in regulations governing the healthcare system. Many of these changes have resulted in limitations on the increases in and, in some cases, significant roll-backs or reductions in the levels of payments to healthcare providers for services under many government reimbursement programs. There can be no assurance that future governmental initiatives will not result in pricing roll-backs or freezes or reimbursement reductions.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (as subsequently amended, the “2010 Healthcare Reform Laws”). Many provisions within the 2010 Healthcare Reform Laws have impacted or could in the future impact our business, including: (1) reducing annual market basket updates to providers, which include annual productivity adjustment reductions; (2) the possible combining, or “bundling,” of reimbursement for a Medicare beneficiary’s episode of care at some point in the future; (3) implementing a voluntary program for accountable care organizations (“ACOs”); and (4) creating an Independent Payment Advisory Board.
Most notably for us, these laws include reductions in the annual market basket updates for hospitals and, as discussed below in “—Risks Related to the Acquisition of Encompass,” home health and hospice providers. In accordance with Medicare laws and statutes, the United States Department of Health and Human Services (“HHS”), Centers for Medicare and Medicaid Services (“CMS”) makes annual adjustments to Medicare reimbursement rates by what is commonly known as a “market basket update.” The reductions in the annual market basket updates for our hospitals continue through 2019 for each CMS fiscal year, which for us begins October 1, as follows:

2015-16	2017-19
0.2%	0.75%
In addition, the 2010 Healthcare Reform Laws require the market basket update to be reduced by a productivity adjustment on an annual basis. The productivity adjustments equal the trailing 10-year average of changes in annual economy-wide private nonfarm business multi-factor productivity. The productivity adjustment in effect for both fiscal year (October 1 to September 30) 2014 and 2015 is a decrease to the market basket update of 50 basis points.
The 2010 Healthcare Reform Laws also directed HHS to examine the feasibility of bundling, including conducting a voluntary, multi-year bundling pilot program to test and evaluate alternative payment methodologies. On January 31, 2013, CMS announced the selection of participants in the initial phase of limited-scope, voluntary bundling pilot projects. There are four project types: acute care only, acute/post-acute, post‑acute only, and acute and physician services. In the initial non-risk bearing stage of the bundling program (Phase 1), pilot participants receive data from CMS on care patterns and engage in shared learning in how to improve care. The second phase (Phase 2) requires participants in that phase, pending contract finalization and completion of the standard CMS program integrity reviews, to take on financial risk for episodes of care. Whether any participant transitions from Phase 1 to Phase 2 is discretionary. In the current transition period, Phase 1 participants electing to move to Phase 2 will do so by either April or July 2015. CMS previously selected as participants a small number of acute care hospitals with which we have relationships. To date, we have agreed to participate in a few Model 2 (acute/post-acute) bundling projects as a post-acute rehabilitation provider, a couple of which have transitioned to Phase 2 for our acute care partners. We have also applied to enroll into Phase 2 a small number of our hospitals participating in Model 3 (post-acute only). We will continue to evaluate, on a case-by-case basis, the appropriateness of bundling opportunities for our operations and patients.
Similarly, in October 2011, CMS established, per the 2010 Healthcare Reform Laws, the Medicare Shared Savings Program (“MSSP”), a voluntary ACO program in which hospitals, physicians, and other care providers pursue the delivery of coordinated healthcare on a more efficient, patient-centered basis. Conceptually, ACOs will receive a portion of any savings generated above a certain threshold from care coordination as long as benchmarks for the quality of care are maintained. Under the MSSP, there are two different ACO tracks from which participants can choose. The first track allows ACOs to share only in the savings. The second track requires ACOs to share in any savings and losses but offers ACOs a greater share of any savings realized than the first track offers. In October 2014, CMS introduced a new initiative for ACOs participating in the MSSP. This new ACO investment model is designed to promote coordinated care in rural and under-served markets by offering pre-payment of shared savings in both up front and ongoing per beneficiary per month payments. The ACO rules adopted by CMS are extremely complex and remain subject to further refinement by CMS. As with bundling, we are currently evaluating, on a case-by-case basis, appropriate ACO participation opportunities for our hospitals and patients. We have expressed interest in participating in several ACOs and have executed one participation agreement as of December 31, 2014. Encompass is currently party to one newly formed ACO and is exploring several other participation opportunities.
The bundling and ACO initiatives have served as motivating factors for regulators and healthcare industry participants to identify and implement workable coordinated care delivery models. Broad-based implementation of a new delivery model would represent a significant transformation for us and the healthcare industry generally. The nature and timing of the transformation of the current healthcare system to coordinated care delivery and payment models is uncertain and will likely remain so for some time. The development of new delivery and payment systems will almost certainly take significant time and expense. Many of the alternative approaches being explored may not work or could change substantially prior to a nationwide implementation.
Another provision of the 2010 Healthcare Reform Laws establishes an Independent Payment Advisory Board appointed by the President that is charged with presenting proposals, beginning in 2014, to Congress to reduce Medicare expenditures upon the occurrence of Medicare expenditures exceeding a certain level. This board will have broad authority to develop new Medicare policies (including changes to provider reimbursement). In general, unless Congress acts to block the proposals of this board, CMS will implement the policy recommendations. However, due to the market basket reductions that are also part of these laws, certain healthcare providers, such as our inpatient rehabilitation hospitals, will not be subject to payment reduction proposals developed by this board and presented to Congress until 2020. While most of our operations may not be subject to its payment reduction proposals for a period of time, based on the scope of this board’s directive to reduce Medicare expenditures and the significance of Medicare as a payor to us, other decisions made by this board may adversely impact our results of operations, including reductions in the payment for home health services. As of December 31, 2014, the Independent Payment Advisory Board members have not been appointed.
Many aspects of implementation and interpretation of the 2010 Healthcare Reform Laws remain uncertain. Given the complexity and the number of changes in these laws as well as subsequent regulatory developments and delays, we cannot predict the ultimate impact of these laws. However, we believe the provisions discussed above are the issues with the greatest potential impact on us.
The 2010 Healthcare Reform Laws include other provisions that could adversely affect us as well. They include the expansion of the federal Anti-Kickback Law and the False Claims Act that, when combined with other recent federal initiatives, are likely to increase investigation and enforcement efforts in the healthcare industry generally. Changes include increased resources for enforcement, lowered burden of proof for the government in healthcare fraud matters, expanded definition of claims under the False Claims Act, enhanced penalties, and increased rewards for relators in successful prosecutions. CMS may also suspend payment for claims prospectively if, in its opinion, credible allegations of fraud exist. The initial suspension period may be up to 180 days. However, the payment suspension period can be extended almost indefinitely if the matter is under investigation by the HHS Office of Inspector General (the “HHS-OIG”) or the United States Department of Justice (the “DOJ”). Any such suspension would adversely impact our financial position, results of operations, and cash flows.

Further, under the 2010 Healthcare Reform Laws, CMS established new quality data reporting, effective October 1, 2012, for all inpatient rehabilitation facilities (“IRFs”). A facility’s failure to submit the required quality data will result in a two percentage point reduction to that facility’s annual market basket increase factor for payments made for discharges in a subsequent fiscal year. IRFs began submitting quality data to CMS in October 2012. All of our hospitals met the reporting deadlines occurring on or before December 31, 2013 resulting in no corresponding reimbursement reductions for fiscal year 2015. There can be no assurance all of our hospitals will do so for future periods which may result in one or more of our hospitals seeing a reduction in its reimbursements. Additionally, CMS requires reporting of two new quality measures, beginning January 1, 2015, and will conduct validation audits to ensure the completeness and accuracy of the quality data submitted. Similarly, home health and hospice agencies are also required to submit quality data to CMS each year, and the failure to do so in accordance with the rules will result in a two percentage point reduction in their market basket update.
Some states in which we operate have also undertaken, or are considering, healthcare reform initiatives that address similar issues. While many of the stated goals of other federal and state reform initiatives are consistent with our own goal to provide care that is high-quality and cost-effective, legislation and regulatory proposals may lower reimbursements, increase the cost of compliance, decrease patient volumes, and otherwise adversely affect our business. We cannot predict what healthcare initiatives, if any, will be enacted, implemented or amended, or the effect any future legislation or regulation will have on us.
On August 2, 2011, President Obama signed into law the Budget Control Act of 2011, which provided for an automatic 2% reduction of Medicare program payments. This automatic reduction, known as “sequestration,” which began affecting payments received after April 1, 2013, reduced the payments we receive under the IRF prospective payment system (the “IRF-PPS”) resulting in a net year-over-year decrease in our Net operating revenues of approximately $9 million in 2014. The effect of sequestration on year-over-year comparisons of Net operating revenues ceased on April 1, 2014. However, each year through 2024, the reimbursement we receive from Medicare, after first taking into account all annual payment adjustments including the market basket update, will be reduced by sequestration unless it is repealed before then.
Additionally, concerns held by federal policymakers about the federal deficit, national debt levels, and reforming the sustainable growth rate formula used to pay physicians who treat Medicare beneficiaries (the so called “Doc Fix”) could result in enactment of further federal spending reductions, further entitlement reform legislation affecting the Medicare program, and/or further reductions to provider payments. For example, in October 2014, the President signed into law the Improving Medicare Post-Acute Care Transformation Act of 2014 (the “IMPACT Act”). The IMPACT Act was developed on a bi-partisan basis by the House Ways and Means and Senate Finance Committees and incorporated feedback from healthcare providers and provider organizations that responded to the Committees’ solicitation of post-acute payment reform ideas and proposals. It directs HHS, in consultation with healthcare stakeholders, to implement standardized data collection processes for post-acute quality and outcome measures. Although the IMPACT Act does not specifically call for the development of a new post-acute payment system, we believe this act will lay the foundation for possible future post-acute payment policies that would be based on patients’ medical conditions and other clinical factors rather than the setting where the care is provided. It will create additional data reporting requirements for our hospitals and home health and hospice agencies. The precise details of these new reporting requirements, including timing and content, will be developed and implemented by CMS through the regulatory process that we expect will take place over the next several years. While we cannot quantify the potential financial effects of the IMPACT Act on HealthSouth, we believe any post-acute payment system that is data-driven and focuses on the needs and underlying medical conditions of post-acute patients ultimately will be a net positive for providers who offer high-quality, cost-effective care. However, it will likely take years for the related quality measures to be established, quality data to be gathered, standardized patient assessment data to be assembled and disseminated, and potential payment policies to be developed, tested, and promulgated.
Each year, the Medicare Payment Advisory Commission (“MedPAC”), an independent agency that advises Congress on issues affecting Medicare, makes payment policy recommendations to Congress for a variety of Medicare payment systems including the IRF-PPS, the home health prospective payment system, and the hospice prospective payment system. Congress is not obligated to adopt MedPAC’s recommendations, and, based on outcomes in previous years, there can be no assurance Congress will adopt MedPAC’s recommendations in a given year. For example, in recent years, Congress has not adopted any of the recommendations on the annual market basket update to Medicare payment rates under the IRF-PPS. We cannot predict what alternative or additional deficit reduction initiatives, Medicare payment reductions, or post-acute care reforms, if any, will ultimately be enacted into law, or the timing or effect any such initiatives or reductions will have on us. If enacted, such initiatives or reductions would likely be challenging for all providers, would likely have the effect of limiting Medicare beneficiaries’ access to healthcare services, and could have an adverse impact on our financial position, results of operations, and cash flows.
If we are not able to maintain increased case volumes or reduce operating costs to offset any future pricing roll-back, reduction, freeze, or increased costs associated with new regulatory compliance obligations, our operating results could be adversely affected. Our results could be further adversely affected by other changes in laws or regulations governing the Medicare program, as well as possible changes to or expansion of the audit processes conducted by Medicare contractors or Medicare recovery audit contractors.
In addition, there are increasing pressures, including as a result of the 2010 Healthcare Reform Laws, from many third-party payors to control healthcare costs and to reduce or limit increases in reimbursement rates for medical services. Our relationships with managed care and nongovernmental third-party payors, such as health maintenance organizations and preferred provider organizations, are generally governed by negotiated agreements. These agreements set forth the amounts we are entitled to receive for our services. We could be adversely affected in some of the markets where we operate if we are unable to negotiate and maintain favorable agreements with third-party payors.
Our third-party payors may also, from time to time, request audits of the amounts paid, or to be paid, to us. We could be adversely affected in some of the markets where we operate if the auditing payor alleges substantial overpayments were made to us due to coding errors or lack of documentation to support medical necessity determinations.
Compliance with the extensive laws and government regulations applicable to healthcare providers requires substantial time, effort and expense, and if we fail to comply with them, we could suffer penalties or be required to make significant changes to our operations.
Healthcare providers are required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation;

•	policies, either at the national or local level, delineating what conditions must be met to qualify for reimbursement under Medicare (also referred to as coverage requirements);

•	coding and billing for services;

•	requirements of the 60% compliance threshold under the 2007 Medicare Act;

•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws;

•	quality of medical care;

•	use and maintenance of medical supplies and equipment;

•	maintenance and security of patient information and medical records;

•	acquisition and dispensing of pharmaceuticals and controlled substances; and

•	disposal of medical and hazardous waste.
In the future, changes in these laws or regulations or the manner in which they are enforced could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our hospitals, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements, as well as the way in which we deliver home health and hospice services. Those changes could also affect reimbursements as well as future training and staffing costs. Of note, the HHS-OIG each year releases a work plan that identifies areas of compliance focus for the coming year.
Examples of regulatory changes that can affect our business, beyond direct changes to Medicare reimbursement rates, can be found from time to time in CMS rules. The final rule for the fiscal year 2010 IRF-PPS implemented new coverage requirements which provided in part that a patient medical record must document a reasonable expectation that, at the time of admission to an IRF, the patient generally required and was able to participate in the intensive rehabilitation therapy services uniquely provided at IRFs. CMS has also taken the position that a patient’s medical file must appropriately document the rationale for the use of group therapies, as opposed to one-on-one therapy. As previously noted, the appropriate utilization of group therapy was a focus of recent HHS-OIG work plans. Beginning on October 1, 2015, a new data collection requirement will go into effect that will capture the minutes and mode (individual, group, concurrent, or co-treatment) of therapy by specialty. CMS plans to use this data to potentially support future rulemaking in this area. Additionally, the final rules for the fiscal years 2014 and 2015 IRF-PPS include changes, effective October 1, 2015, to the list of medical conditions, including a reduction in the number of conditions, that will presumptively count toward the 60% compliance threshold to qualify for reimbursement as an inpatient rehabilitation hospital.
The clarity and completeness of each patient medical file, some of which is the work product of a physician not employed by us, are essential to demonstrating our compliance with various regulatory and reimbursement requirements. For example, to support the determination that a patient’s IRF treatment was reasonable and necessary, the file must contain, among other things, an admitting physician’s assessment of the patient as well as a post-admission assessment by the treating physician and other information from clinicians relating to the plan of care and the therapies being provided. These physicians exercise their independent medical judgment. We and our hospital medical directors, who are independent contractors, provide training to the physicians we work with on a regular basis regarding appropriate documentation. In connection with subsequent payment audits and investigations, there can be no assurance as to what opinion a third party may take regarding the status of patient files or the physicians’ medical judgment evidenced in those files.

The 2012 and 2013 HHS-OIG work plans for IRFs focused on timely submissions of patient assessment instruments, the examination of the level of therapy being provided, and the appropriate utilization of concurrent and group therapy. The 2014 work plan provides that the HHS-OIG will review matters related to adverse and temporary harm events occurring in IRFs, and conduct audits of home health claims to ensure documentation exists to support payments. In addition, the 2015 work plan indicates HHS-OIG will review the home health prospective payment system requirements.
On March 4, 2013, we received document subpoenas from an office of the HHS-OIG addressed to four of our hospitals. Those subpoenas requested complete copies of medical records for 100 patients treated at each of those hospitals between September 2008 and June 2012. The investigation is being conducted by the DOJ. On April 24, 2014, we received document subpoenas relating to an additional seven of our hospitals. The new subpoenas reference substantially similar investigation subject matter as the original subpoenas and request materials from the period January 2008 through December 2013. Two of the four hospitals addressed in the original set of subpoenas have received supplemental subpoenas to cover this new time period. The new subpoenas do not include requests for specific patient files, but it is expected that such requests will be made for the new group of hospitals.
All of the subpoenas are in connection with an investigation of alleged improper or fraudulent claims submitted to Medicare and Medicaid and requests documents and materials relating to practices, procedures, protocols and policies, of certain pre- and post-admissions activities at these hospitals including, among other things, marketing functions, pre-admission screening, post-admission physician evaluations, patient assessment instruments, individualized patient plans of care, and compliance with the Medicare 60% rule. Under the Medicare rule commonly referred to as the “60% rule,” an inpatient rehabilitation hospital must treat 60% or more of its patients from at least one of a specified list of medical conditions in order to be reimbursed at the inpatient rehabilitation hospital payment rates, rather than at the lower acute care hospital payment rates. We are currently unable to predict the timing or outcome of these investigations, and the DOJ has expressly reserved its right to make additional requests.
Although we have invested, and will continue to invest, substantial time, effort, and expense in implementing and maintaining training programs as well as internal controls and procedures designed to ensure regulatory compliance, if we fail to comply with applicable laws and regulations, we could be required to return portions of reimbursements for discharges deemed after the fact to have not been appropriate under the IRF-PPS. We could also be subjected to other liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our hospitals, and (3) exclusion or suspension of one or more of our hospitals from participation in the Medicare, Medicaid, and other federal and state healthcare programs, which, if lengthy in duration and material to us, could potentially trigger a default under our credit agreement. Because Medicare comprises a significant portion of our Net operating revenues, it is important for us to remain compliant with the laws and regulations governing the Medicare program and related matters including anti-kickback and anti-fraud requirements. As discussed above in connection with the 2010 Healthcare Reform Laws, the federal government has in the last couple of years made compliance enforcement and fighting healthcare fraud top priorities. In the past few years, the DOJ and HHS as well as federal lawmakers have significantly increased efforts to ensure strict compliance with various reimbursement related regulations as well as combat healthcare fraud. The DOJ has pursued and recovered a record amount of taxpayer dollars lost to healthcare fraud. Additionally, the federal government has become increasingly aggressive in asserting that incidents of erroneous billing or record keeping represent a violation of the False Claims Act.

Reductions in reimbursements, substantial damages and other remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows. Even the assertion of a violation, depending on its nature, could have a material adverse effect upon our stock price or reputation.
Reimbursement claims are subject to various audits from time to time and such audits may delay or reduce receipt of the related reimbursement amounts for services previously provided.
Reimbursement claims made by health care providers, including inpatient rehabilitation hospitals as well as home health and hospice agencies, are subject to audit from time to time by governmental payors and their agents, such as the Medicare Administrative Contractors (“MACs”), fiscal intermediaries and carriers, as well as the OIG, CMS and state Medicaid programs. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could have an adverse effect on our financial position, results of operation and liquidity.
With respect to the Medicare program, from which we receive a substantial portion of our revenues, CMS has developed and instituted various audit programs under which CMS contracts with private companies to conduct claims and medical record audits. These audits are in addition to those conducted by existing MACs. Some contractors are paid a percentage of the overpayments recovered. One type of audit contractor, the Recovery Audit Contractors (”RACs”), receive claims data directly from MACs on a monthly or quarterly basis and are authorized to review claims up to three years from the date a claim was paid, beginning with claims filed on or after October 1, 2007.
RAC audits of IRFs initially focused on coding errors, but have subsequently been expanded to medical necessity reviews. In connection with CMS approved and announced RAC audits related to IRFs, we received requests to review certain patient files for discharges occurring from 2010 to 2014. To date, the Medicare payments that are subject to these audit requests represent less than 1% of our Medicare patient discharges during those years, and not all of these patient files requests have resulted in payment denial determinations by the RACs. These post-payment RAC audits are focused on medical necessity requirements for admission to IRFs rather than targeting a specific diagnosis code as in previous pre-payment audits. Medical necessity is a subjective assessment by an independent physician of a patient’s ability to tolerate and benefit from intensive multi-disciplinary therapy provided in an IRF setting. Because we have confidence in the medical judgment of both the referring and the admitting physicians who assess the treatment needs of our patients, we have appealed substantially all RAC denials arising from these audits.
The contracts awarded to RACs by CMS were set to expire in February 2014, but they have been extended and modified pending finalization of new contracts. In late February 2014, CMS announced it would pause the operations of the current RACs until new contracts are awarded, meaning that hospitals would not receive any new requests from RACs until that time. Legal challenges to the contract award process have delayed finalizing the new contracts longer than expected, and as a result, CMS modified the existing RAC contracts to allow some RAC reviews to be restarted on a limited basis. Additionally, on December 30, 2014, CMS announced the beginning of a new contract for the RAC assigned to audit payments for home health and hospice services, which has subsequently been delayed by another challenge. Once the new contracts are in place, whether for IRFs or home health and hospice agencies, the associated RACs will be able to audit claims for dates of service during the time period covered by the pause in RAC operations.
We cannot predict when the legal challenges to the new contracts will be resolved or when CMS will otherwise finalize the new RAC contracts. While we make provisions for these claims based on our historical experience and success rates in the claims adjudication process, which is the same process we follow for appealing denials of certain diagnosis codes by MACs, we cannot provide assurance as to our future success in the resolution of these and future disputes, nor can we predict or estimate the scope or number of denials that ultimately may be received. However, due to additional delays announced by CMS in the related adjudication process, we believe the resolution of any claims that are subsequently denied as a result of these RAC audits could take in excess of two years.
On August 27, 2012, CMS launched its three-year demonstration project that expanded the RAC program to include prepayment review of Medicare fee-for-service claims. Currently, acute care hospitals are the primary subject of this review project, but CMS could expand it to inpatient post-acute providers. This demonstration project will identify specific diagnosis codes for review, and the RAC contractors will review the selected claims to determine if they are proper before payment has been made to the provider. The project covers 11 states, including some states in which we operate, such as Florida, California, Texas, and Pennsylvania. Providers with claims identified for RAC prepayment reviews will have 30 days to respond to requests for additional documentation. If they do not respond timely, the claim will be denied. Providers receive determinations within 45 days of submitting the relevant documentation.
CMS has also established contractors known as the Zone Program Integrity Contractors (“ZPICs”). These contractors are successors to the Program Safeguard Contractors and conduct audits with a focus on potential fraud and abuse issues. Like the RACs, the ZPICs conduct audits and have the ability to refer matters to the HHS-OIG or the DOJ. Unlike RACs, however, ZPICs do not receive a specific financial incentive based on the amount of the error.
Audits may lead to assertions that we have been underpaid or overpaid by Medicare or submitted improper claims in some instances, require us to incur additional costs to respond to requests for records and defend the validity of payments and claims, and ultimately require us to refund any amounts determined to have been overpaid or disallow reimbursement. As a result, we may suffer reduced profitability. Our right to appeal audit determinations may lead to cash flow delays. We cannot predict when or how these audit programs will affect us.
We face national, regional, and local competition for patients from other healthcare providers.
We operate in a highly competitive industry. Although we are the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals, in any particular market we may encounter competition from local or national entities with longer operating histories or other competitive advantages. For example, acute care hospitals, including those owned and operated by large public companies, may choose to expand or begin offering post-acute rehabilitation services. Given that approximately 92% of our hospitals’ referrals come from acute care hospitals, that increase in competition might materially and adversely affect our admission referrals in the related markets. For a discussion of the competition risks faced by our home health and hospice business, see “—Competition among home health and hospice service companies is intense” below. There can be no assurance this competition, or other competition which we may encounter in the future, will not adversely affect our business, financial position, results of operations, or cash flows. In addition, from time to time, there are efforts in states with certificate of need (“CON”) laws to weaken those laws, which could potentially increase competition in those states. Conversely, competition and statutory procedural requirements in some CON states may inhibit our ability to expand our operations.

We may have difficulty completing investments and transactions that increase our capacity consistent with our growth strategy.
We are selectively pursuing strategic acquisitions of, and in some instances joint ventures with, other healthcare providers. We may face limitations on our ability to identify sufficient acquisition or other development targets and to complete those transactions to meet goals. In many states, the need to obtain governmental approvals, such as a CON or an approval of a change in ownership, may operate as a significant obstacle to completing transactions. Additionally, in states with CON laws, it is not unusual for third-party providers to challenge initial awards of CONs, the increase in the number of approved beds in an existing CON, or expand or change the area served, and the adjudication of those challenges and related appeals may take multiple years.
We may make investments or complete transactions that may be unsuccessful and could expose us to unforeseen liabilities.
Investments, acquisitions, joint ventures or other development opportunities identified and completed may involve material cash expenditures, debt incurrence, operating losses, amortization of certain intangible assets of acquired companies, issuances of equity securities, and expenses, some of which are unforeseen, that could affect our business, financial position, results of operations and liquidity. Acquisitions, investments, and joint ventures involve numerous risks, including:

•
limitations, including state CONs as well as CMS and other regulatory approval requirements, on our ability to complete such acquisitions, particularly those involving not-for-profit providers, on terms, timetables, and valuations reasonable to us;

•	limitations in obtaining financing for acquisitions at a cost reasonable to us;

•	difficulties integrating acquired operations, personnel, and information systems, and in realizing projected revenues, efficiencies and cost savings, or returns on invested capital;

•	entry into markets, businesses or services in which we may have little or no experience;

•	diversion of business resources or management’s attention from ongoing business operations; and

•	exposure to undisclosed or unforeseen liabilities of acquired operations, including liabilities for failure to comply with healthcare laws and anti-trust considerations in specific markets.
In addition to those development activities, we intend to build new, or de novo, inpatient rehabilitation hospitals. The construction of new hospitals involves numerous risks, including the receipt of all zoning and other regulatory approvals, such as a CON where necessary, construction delays and cost over-runs. Once built, new hospitals must undergo the state and Medicare certification process, the duration of which may be beyond our control. We may be unable to operate newly constructed hospitals as profitably as expected, and those hospitals may involve significant additional cash expenditures and operating expenses that could, in the aggregate, have an adverse effect on our business, financial position, results of operations, and cash flows.
Competition for staffing, shortages of qualified personnel, union activity or other factors may increase our labor costs and reduce profitability.
Our operations are dependent on the efforts, abilities, and experience of our medical personnel, such as physical therapists, occupational therapists, speech pathologists, nurses, and other healthcare professionals. We compete with other healthcare providers in recruiting and retaining qualified personnel responsible for the daily operations of each of our locations. In some markets, the lack of availability of medical personnel is a significant operating issue facing all healthcare providers. This shortage may require us to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate.
If our labor costs increase, we may not experience reimbursement rate increases to offset these additional costs. Because a significant percentage of our revenues consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual market basket update from Medicare, our results of operations and cash flows will be adversely affected. Conversely, decreases in reimbursement revenues, such as with sequestration, may limit our ability to increase compensation or benefits to the extent necessary to retain key employees, in turn increasing our turnover and associated costs. Union activity is another factor that may contribute to increased labor costs. Our failure to recruit and retain qualified medical personnel, or to control our labor costs, could have a material adverse effect on our business, financial position, results of operations, and cash flows.
We are a defendant in various lawsuits, and may be subject to liability under qui tam cases, the outcome of which could have a material adverse effect on us.
We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims, and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. We are a defendant in a number of lawsuits. The material lawsuits and investigations, including the subpoenas received from HHS-OIG, are discussed in Note 18, Contingencies and Other Commitments, to the accompanying consolidated financial statements. Substantial damages, fines, or other remedies assessed against us or agreed to in settlements could have a material adverse effect on our business, financial position, results of operations, and cash flows. Additionally, the costs of defending litigation and investigations, even if frivolous or nonmeritorious, could be significant.
We insure a substantial portion of our professional liability, general liability, and workers’ compensation liability risks through our captive insurance subsidiary. Changes in the number of these liability claims and the cost to resolve them impact the reserves for these risks. A variance between our estimated and actual number of claims or average cost per claim could have a material impact, either favorable or unfavorable, on the adequacy of the reserves for these liability risks, which could have an effect on our financial position and results of operations.
The False Claims Act allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These qui tam cases are sealed by the court at the time of filing. Prior to the lifting of the seal by the court, the only parties typically privy to the information contained in the complaint are the relator, the federal government, and the presiding court. It is possible that qui tam lawsuits have been filed against us and that those suits remain under seal or that we are unaware of such filings or prevented by existing law or court order from discussing or disclosing the filing of such suits. We may be subject to liability under one or more undisclosed qui tam cases brought pursuant to the False Claims Act.
The proper function, availability, and security of our information systems are critical to our business.
We are and will remain dependent on the proper function, availability and security of our and third-party information systems, including our electronic clinical information system (the “CIS”) which plays a substantial role in the operations of the hospitals in which it is installed and any information systems currently in use by Encompass.

We undertake substantial measures to protect the safety and security of our information systems and the data maintained within those systems, and we regularly test the adequacy of our security and disaster recovery measures. We have implemented administrative, technical and physical controls on our systems and devices in an attempt to prevent unauthorized access to that data, which includes protected health information subject to the protections of the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act and other sensitive information. For additional discussion of these laws, see Item 1, Business, “Regulation,” in our Annual Report on Form 10-K for the year ended December 31, 2014. As part of our efforts, we may be required to expend significant capital to protect against the threat of security breaches, including cyber-attacks, or to alleviate problems caused by breaches, including unauthorized access to patient data and protected health information stored in our information systems and the introduction of computer malware to our systems. However, given the rapidly evolving nature of cyber threats, there can be no assurance our safety and security measures or network security or other controls will detect and prevent security or data breaches, including cyber-attacks, in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations. We may be vulnerable to losses associated with the improper functioning, security breach or unavailability of our information systems as well as any systems used in acquired operations such as Encompass. A compromise of our safety and security measures, or network security or other controls, or of those businesses with whom we interact, which results in confidential information being accessed, obtained, damaged or used by unauthorized or improper persons, could harm our reputation and expose us to significant remedial costs as well as regulatory actions and claims from patients, financial institutions, and other persons, any of which could adversely affect our business, financial position, results of operations and cash flows. Moreover, a security breach could require that we expend significant resources related to our information systems and infrastructure, and could distract management and other key personnel from performing their primary operational duties. In the case of a material breach or cyber-attack, the associated expenses and losses may exceed our current insurance coverage for such events. Failure to maintain proper function, security, or availability of our information systems or protect our data against unauthorized access could have a material adverse effect on our business, financial position, results of operations, and cash flows.
Our CIS is subject to a licensing, implementation, technology hosting, and support agreement with Cerner Corporation. In June 2011, we entered into an agreement with Cerner to begin a company-wide implementation of this system in 2012. As of December 31, 2014, we have installed the CIS in 58 hospitals with another 24 installations scheduled for 2015. We expect to complete installation in our existing hospitals by the end of 2017. Our inability, or the inability of Cerner, to continue to maintain and upgrade our information systems, software, and hardware could disrupt or reduce the efficiency of our operations. In addition, costs, unexpected problems, and interruptions associated with the implementation or transition to new systems or technology or with adequate support of those systems or technology across multiple hospitals could have a material adverse effect on our business, financial position, results of operations, and cash flows.
Successful execution of our current business plan depends on our key personnel.
The success of our current business plan depends in large part upon the leadership and performance of our executive management team and key employees and our ability to retain and motivate these individuals. We rely upon their ability, expertise, judgment, discretion, integrity and good faith. There can be no assurance that we will retain our key executives and employees or that we can attract or retain other highly qualified individuals in the future. If we lose key personnel, we may be unable to replace them with personnel of comparable experience in, or knowledge of, the healthcare provider industry or our specific post-acute segment. The loss of the services of any of these individuals could prevent us from successfully executing our business plan and could have a material adverse effect on our business and results of operations.
Our leverage or level of indebtedness may have negative consequences for our business, and we may incur additional indebtedness in the future.
Although we have reduced our outstanding long-term debt substantially in recent years, we still had approximately $2.0 billion of long-term debt outstanding (including that portion of long-term debt classified as current and excluding $86.7 million in capital leases) as of December 31, 2014. Subject to specified limitations, our credit agreement and the indentures governing our debt securities permit us and our subsidiaries to incur material additional debt. If new debt is added to our current debt levels, the risks described here could intensify.
Our indebtedness could have important consequences, including:

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limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other general corporate purposes;

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making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with competing providers that have less debt; and

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exposing us to risks inherent in interest rate fluctuations for outstanding amounts under our credit facility, which could result in higher interest expense in the event of increases in interest rates.

We are subject to contingent liabilities, prevailing economic conditions, and financial, business, and other factors beyond our control. Although we expect to make scheduled interest payments and principal reductions, we cannot provide assurance that changes in our business or other factors will not occur that may have the effect of preventing us from satisfying obligations under our debt instruments. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our debt, obtain additional financing or reduce expenditures or sell assets we deem necessary to our business. We cannot provide assurance these measures would be possible or any additional financing could be obtained.
The restrictive covenants in our credit agreement and the indentures governing our senior notes could affect our ability to execute aspects of our business plan successfully.
The terms of our credit agreement and the indentures governing our senior notes do, and our future debt instruments may, contain various provisions that limit our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee indebtedness;

•	pay dividends on, or redeem or repurchase, our capital stock; or repay, redeem or repurchase our subordinated obligations;

•	issue or sell certain types of preferred stock;

•	make investments;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us;

•	sell assets;

•	engage in transactions with affiliates;

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	merge, consolidate, or transfer all or substantially all of our assets.
These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities.
In addition, our credit agreement requires us to maintain specified financial ratios and satisfy certain financial condition tests. Although we remained in compliance with the financial ratios and financial condition tests as of December 31, 2014, we cannot provide assurance we will continue to do so. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. A severe downturn in earnings or, if we have outstanding borrowings under our credit facility at the time, a rapid increase in interest rates could impair our ability to comply with those financial ratios and financial condition tests and we may need to obtain waivers from the required proportion of the lenders to avoid being in default. If we try to obtain a waiver or other relief from the required lenders, we may not be able to obtain it or such relief might have a material cost to us or be on terms less favorable than those in our existing debt. If a default occurs, the lenders could exercise their rights, including declaring all the funds borrowed (together with accrued and unpaid interest) to be immediately due and payable, terminating their commitments or instituting foreclosure proceedings against our assets, which, in turn, could cause the default and acceleration of the maturity of our other indebtedness. A breach of any other restrictive covenants contained in our credit agreement or the indentures governing our senior notes would also (after giving effect to applicable grace periods, if any) result in an event of default with the same outcome.
As of December 31, 2014, approximately 75% of our consolidated Property and equipment, net was held by HealthSouth Corporation and its guarantor subsidiaries under our credit agreement.
Uncertainty in the capital markets could adversely affect our ability to carry out our development objectives.
The global and sovereign credit markets have experienced significant disruptions in recent years, and in 2013, the debt ceiling and federal budget disputes in the United States affected capital markets. Future market shocks could negatively affect the availability or terms of certain types of debt and equity financing, including access to revolving lines of credit. Future business needs combined with market conditions at the time may cause us to seek alternative sources of potentially less attractive financing and may require us to adjust our business plan accordingly. For example, tight credit markets, such as might result from further turmoil in the sovereign debt markets, would likely make additional financing more expensive and difficult to obtain. The inability to obtain additional financing at attractive rates or prices could have a material adverse effect on our financial performance or our growth opportunities.

As a result of credit market uncertainty, we also face potential exposure to counterparties who may be unable to adequately service our needs, including the ability of the lenders under our credit agreement to provide liquidity when needed. We monitor the financial strength of our depositories, creditors, and insurance carriers using publicly available information, as well as qualitative inputs.
Risks Related to the Acquisition of Encompass (the “Acquisition”)
The anticipated benefits of the Acquisition may not be realized, which could adversely impact our business and our operating results.
We anticipate the Acquisition will result in benefits including, among other things, enhanced revenues and our enhanced ability to provide a continuum of facility-based and home-based post-acute services. The acquired business may underperform relative to our expectations, including failing to continue to acquire and integrate other home health and hospice providers to the degree expected. If the acquired business underperforms and such underperformance is other than temporary, we may be required to take an impairment charge.
Achieving the anticipated benefits of the Acquisition is subject to a number of uncertainties, including general competitive factors in the marketplace. The acquired business may not contribute to our revenues or earnings to the extent anticipated, and the synergies we expect from the Acquisition may not be realized. Additionally, the costs or difficulties related to the integration of Encompass’ business and operations into ours could be greater than expected, and the Acquisition could cause disruption to our business and operations and our relationships with customers, employees and other parties. Failure to achieve the anticipated benefits could result in increased costs, decreases in the amount of expected revenues, inability to meet the financial ratios and financial condition tests under our credit agreement and diversion of management’s time and energy and could have an adverse effect on our business, financial position, results of operations, and cash flows. Thus, the anticipated benefits of the Acquisition may not be realized, and significant time and cost beyond that anticipated may be required in connection with the integration of HealthSouth and Encompass.
Encompass, with a substantial portion of its revenues derived from Medicare, is subject to many of the same risks as HealthSouth’s inpatient rehabilitation business. The reader should review the risks under “Risks Related to Our Business,” including “—Compliance with the extensive laws and government regulations applicable to healthcare providers requires substantial time, effort and expense, and if we fail to comply with them, we could suffer penalties or be required to make significant changes to our operations,” “—We are a defendant in various lawsuits, and may be subject to liability under qui tam cases, the outcome of which could have a material adverse effect on us,” and “—The proper function, availability, and security of our information systems are critical to our business.”
We may not be able to successfully integrate Encompass.
Prior to consummation of the Acquisition, Encompass operated independently of us, with its own business, corporate culture, locations, employees and systems. We will in some respects operate our existing business, along with the business of Encompass, as one combined organization, for example utilizing certain common information systems, operating procedures, administrative functions, financial and internal controls and human resources practices. There may be substantial difficulties, costs and delays involved in the integration of Encompass with our business. In addition, Encompass itself has grown through acquisitions, and there may be legacy systems, operating policies and procedures, financial and administrative practices yet to be fully integrated within Encompass. The failure to successfully integrate Encompass with our business could have an adverse effect on our business, financial position, results of operations, and cash flows.
Reductions or changes to the reimbursement mechanisms from government payors and other legislative and regulatory changes affecting the home health and hospice businesses could adversely affect Encompass’ operating results.
Encompass derives a substantial portion of its net operating revenues from the Medicare program. As noted above, from time to time legislative and regulatory changes have resulted in limitations on the increases and, in some cases, significant roll-backs or reductions, in the levels of payments to healthcare providers for services under many government reimbursement programs. There can be no assurance future governmental initiatives will not result in pricing roll-backs, freezes or other reimbursement reductions.
As discussed in “—Reductions or changes in reimbursement from government or third-party payors and other legislative and regulatory changes affecting our industry could adversely affect our operating results,” the 2010 Healthcare Reform Laws have impacted and will in the future continue to impact home health and hospice care providers. For example, the 2010 Healthcare Reform Law directed CMS to improve home health payment accuracy through rebasing home health payments over four years starting in 2014. The rebasing adjustment for calendar year 2015 resulted in an approximately 2.4% reduction to the annual market basket update determined by CMS. In addition, the laws also require an annual home health productivity adjustment beginning on January 1, 2015. For calendar year 2015, that adjustment is a decrease to the market basket update of 50 basis points.
For hospice services, the 2010 Healthcare Reform laws require, in addition to the annual productivity adjustment, further reduction of the annual market basket update of 30 basis points for fiscal years 2013 through 2019. The hospice productivity adjustment for the fiscal year beginning October 1, 2014 was a decrease to the market basket update of 50 basis points.
CMS recently hired ABT & Associates to examine and recommend changes to the home health outlier payment calculation methodology. Changes to how the larger outlier payments are calculated could adversely affect Encompass’ revenues with respect to these payments. In addition, in August 2014, MedPAC provided CMS with its comments on CMS’s 2015 home health prospective payment system update, changes to the face-to-face visit requirement, recalibration of the payment weights for home health resource groups, changes to the pay-for reporting program and changes to the value-based purchasing model.
Specifically, MedPAC recommended (i) accelerating rebasing cuts and legislative changes to make the cuts larger in size considering the 3.5% reduction will not effectively remove margins, (ii) requiring home health recipients to make copayments for services, (iii) implementing readmission penalties on home health outcomes similar to penalties levied in acute care services, (iv) overhauling the home health prospective payment system to pay providers based on patient characteristics in lieu of the number of services furnished, (v) keeping the physician face-to-face narrative as a requirement in effect for at least another year while CMS considers potential modifications, (vi) CMS analyzing the change in the reported average case-mix to determine whether a payment adjustment is warranted, and (vii) implementing a value-based purchasing demonstration by fiscal year 2016.
There can be no assurance these recommendations and initiatives or other future governmental action will not result in substantial changes to home health and hospice operations or material reductions in reimbursements.

Competition among home health and hospice service companies is intense.
The home health and hospice services industry is highly competitive and fragmented. Our primary competition comes from locally owned private home health companies or acute-care hospitals with adjunct home health services and typically varies from market to market. We compete with a variety of other companies in providing home health and hospice services, some of which may have greater financial and other resources and may be more established in their respective communities. Competing companies may offer newer or different services from those we offer or have better relationships with referring physicians and may thereby attract patients who are presently, or would be candidates for, receiving Encompass home health or hospice services.
Some of Encompass’ current and potential competitors, which include a number of other public companies, have or may obtain significantly greater marketing and financial resources than Encompass has or may obtain. Relatively few barriers to entry exist in most of Encompass’ local markets. Accordingly, other companies, including hospitals and other healthcare organizations that are not currently providing competing services, may expand their services to include home health services, hospice care, community care services, or similar services. Encompass may encounter increased competition in the future that could negatively impact patient referrals to Encompass, limit its ability to maintain or increase its market position and adversely affect Encompass’ profitability.
Beginning in January 2015, hospice agencies will be required by CMS to complete a Hospice Experience of Care Survey. As part of this new survey, the survey data will be made available to the public when 12 months of data are available. In addition to the likely additional costs associated with implementing and responding to the survey, competing companies may use the disclosed information in their marketing and other strategic materials which could negatively impact patient referrals to Encompass, limit its ability to maintain or increase its market position, and adversely affect Encompass’ profitability.
If we are unable to maintain or develop relationships with patient referral sources, our growth and profitability could be adversely affected.
The success of home health and hospice providers depends substantially on referrals from physicians, hospitals, case managers and other patient referral sources in the communities served. Referral sources are not contractually obligated to refer home care patients to us and may refer their patients to other providers. Our growth and profitability depend on our ability to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of the benefits of home health and hospice care by our referral sources and their patients. We cannot provide assurance that we will be able to maintain our existing referral source relationships or that we will be able to develop and maintain new relationships in existing or new markets. Our loss of, or failure to maintain, existing relationships or our failure to develop new relationships could adversely affect our ability to grow our business and operate profitably.
Given our intention to expand our presence in home health and hospice, we are subject to risks in a market in which we have limited experience.
The majority of our experience has historically been as an owner and operator of inpatient rehabilitation hospitals. An important aspect of the Acquisition was retention of its management team. If we decide to further expand our presence in home health or hospice or other relevant healthcare services, our existing overall business model may change, and we may become subject to risks in a market in which we have limited experience. In most states, home health is regulated by different agencies than those that regulate inpatient rehabilitation hospitals, and we have less experience with the agencies that regulate home health. If we decide to expand our presence in home health and hospice, we might have to adjust part of our existing business model, which could have an adverse effect on our business, financial position, results of operations, and cash flows.
We rely extensively on the experience and expertise of Encompass’ management team. In order to retain this experience and expertise, we have entered into three-year employment agreements that include noncompetition and other restrictive covenants with certain key senior management personnel of Encompass. However, there is no guarantee we will be able to retain these individuals or other members of Encompass’ management team. If we are unable to retain these members of Encompass’ senior management, we could face increased difficulties in operating Encompass and in expanding our presence in home health and hospice.
For additional discussion of risks related to our future growth, see “Risks Related to Our Business—We may have difficulty completing investments and transactions that increase our capacity consistent with our growth strategy,” “—We may make investments or complete transactions that may be unsuccessful and could expose us to unforeseen liabilities,” and “— Successful execution of our current business plan depends on our key personnel.”
If any of Encompass’ home health or hospice programs fail to comply with the Medicare conditions of participation, that program could be terminated from the Medicare program.
Each of Encompass’ home health and hospice agencies must comply with extensive conditions of participation for certification in the Medicare program. If any of Encompass’ home health or hospice programs fail to meet any of the Medicare conditions of participation, that program may receive a notice of deficiency from the applicable state survey agency. If that home health or hospice agency then fails to institute an acceptable plan of correction and correct the deficiency within the applicable correction period, that program could be terminated from receiving Medicare payments. For example, the conditions require that hospice programs have a certain number of volunteers. A program could be terminated from the Medicare benefit if the program fails to address the deficiency within the applicable correction period. If CMS terminates one program or agency, it may increase its scrutiny of other agencies under common control. Additionally, in October 2014, CMS proposed revisions to the Medicare conditions of participation applicable to home health agencies and intended to provide home health agencies with enhanced flexibility while focusing provider efforts on patient services, quality of care, and quality assessment and performance improvement efforts. More specifically, CMS proposed to establish four new conditions of participation (in addition to retaining current requirements related to comprehensive assessment of patients) for: (1) patient rights; (2) care planning, coordination of services, and quality of care, requiring an interdisciplinary team approach to provide home health services; (3) quality assessment and performance improvement, requiring each home health agency to conduct ongoing quality assessments, incorporate data-driven goals, and maintain an evidence-based performance improvement program of its own design to affect continuing improvement in the quality of patient care; and (4) infection prevention and control. We cannot predict when or what, if any, changes will be made or the impact on us. We believe Encompass is in substantial compliance with the conditions of participation; however, we cannot predict how surveyors will interpret all aspects of the Medicare conditions of participation. Any termination of one or more of Encompass’ home health or hospice programs from the Medicare program for failure to satisfy the conditions of participation could adversely affect its patient service revenue and profitability and financial condition.
We could experience significant malpractice or other similar claims.
Home care services, by their very nature, are provided in an environment, the patient’s place of residence, that is not in the substantial control of the healthcare provider. Accordingly, home care involves an increased level of associated risk of general and professional liability. On any given day, Encompass has thousands of nurses, therapists and other care providers driving to and from the homes of patients where they deliver care. We cannot predict the impact that any claims arising out of the travel, the home visits or the care being provided, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain patients and employees. We also cannot predict the adequacy of any reserves for such losses or recoveries from any insurance or re-insurance policies.
We could experience significant increases to our operating costs due to shortages of qualified home health and hospice employees and other healthcare professionals or union activity.
The market for qualified home health and hospice employees and other healthcare professionals is highly competitive. Encompass, like other healthcare providers, may experience difficulties in attracting and retaining qualified personnel such as nurses, certified nurse’s assistants, nurse’s aides, therapists, home health and hospice employees and other providers of healthcare services. Encompass’ home health and hospice operations are particularly dependent on nurses and other employees for patient care. As the demand for home health services and hospice services continues to exceed the supply of available and qualified staff, home health operators and their competitors have been forced to offer more attractive wage and benefit packages to these professionals. Any difficulty Encompass may experience in hiring and retaining qualified personnel may increase its average wage rates and may force it to increase its use of contract personnel.
In addition, healthcare providers are experiencing a high level of union activity across the country. Encompass currently has no unionized employees. Although we cannot predict the degree to which Encompass will be affected by future union activity, there are continuing legislative proposals that could result in increased union activity. Encompass could experience an increase in labor and other costs from union activity. Furthermore, Encompass could experience a disruption of its operations if its employees were to engage in a strike or other work stoppage.
Encompass may experience increases in its labor costs primarily due to higher wages and greater benefits required to attract and retain qualified healthcare personnel. Our inability to adequately manage Encompass’ labor costs may adversely affect our future operating results.
Encompass’ hospice operations are subject to annual Medicare caps calculated by Medicare and potential changes in the Medicare reimbursement methodology.
With respect to Encompass’ hospice operations, overall payments made by Medicare to each hospice provider number are subject to an inpatient cap amount and an overall payment cap, which are calculated and published by the Medicare fiscal intermediary on an annual basis covering the period from November 1 through October 31. If payments received under any one of Encompass’ hospice provider numbers exceeds either of these caps, it may be required to reimburse Medicare for payments received in excess of the caps, which could have an adverse effect on our business, financial position, results of operations, and cash flows. CMS and MedPAC are currently working on amending the timing requirements of refunding overpayments related to hospice payments, which may have an adverse effect on Encompass’ cash flows. In addition, MedPAC has recommended that CMS work to develop an alternative payment system for hospice services. Over the last several years, CMS examined an alternative payment system for hospices (including adding a case-mix adjustment to the system) and found that costs varied at different stages of a hospice stay-with higher costs accruing at the beginning and end of an episode. As a result, CMS is examining adjusting the payment system by implementing a short-stay policy. There can be no assurance the foregoing recommendations will not result in substantial changes to hospice reimbursements Encompass is entitled to receive from Medicare.

USE OF PROCEEDS
We may receive cash consideration in connection with the exercise of the warrants if the holders thereof make a cash payment for the exercise price rather than exercising the warrants through a cashless exercise, as provided in the Warrant Agreement. The exercise price of the warrants currently is $41.40 per share. If the warrants are fully exercised for cash, we will receive proceeds, before expenses, in the amount of $337,462,371, subject to any adjustment to the exercise price and number of shares issuable upon exercise of the warrants in connection with the adjustment provisions contained in the Warrant Agreement. We expect to use any cash proceeds from the exercise of the warrants for general corporate purposes. However, there can be no assurance that any or all of the holders will elect to exercise their warrants by cash payment in whole or in part prior to the expiration of the warrants.
We will not receive any proceeds from any resale of the shares of common stock received by the warrant holders upon exercise of the warrants.
We will bear all of the costs, fees and expenses incurred by us in effecting the registration of the issuance of the shares covered by this prospectus, including without limitation all registration and filing fees, listing fees and fees and expenses of our counsel and accountants. The warrant holders will pay all selling commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in connection with any resale of the shares of common stock acquired upon exercise of any warrants.
DETERMINATION OF OFFERING PRICE
The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $41.40 per share, subject to any adjustment to the exercise price and number of shares issuable upon exercise of the warrants in connection with the adjustment provisions contained in the Warrant Agreement. See “Description of Securities—Description of Warrants—Adjustments.” The exercise price was established in connection with the Settlement.

PLAN OF DISTRIBUTION
This prospectus covers the offer and sale of common stock by the Company to the holders of the warrants upon exercise of the warrants. This prospectus does not cover any resales of shares of common stock that are received by the warrant holders upon exercise of the warrants. No underwriter is being utilized in connection with this offering or with the exercise of the warrants. We will issue the shares of common stock directly to the holders of warrants, upon exercise of the warrants, from time to time after the date of this prospectus until the earlier of the exercise of all of the warrants or the expiration of the warrants on January 17, 2017.
Pursuant to the terms of the warrants, the shares of common stock will be issued by the Company to those warrant holders who timely provide a properly completed and delivered warrant exercise form and pay the exercise price. The exercise price will be payable to the Warrant Agent, at the option of each warrant holder, (a) by certified check, official bank check or bank cashier’s check payable to the order of the Company, (b) by wire transfer of funds to an account of the Warrant Agent specified by the Warrant Agent for such purpose, or (c) if the market price of our common stock exceeds the exercise price of such warrants, by cashless exercise pursuant to which shares otherwise issuable upon exercise are withheld to satisfy the exercise price due. See “Description of Securities—Description of Warrants—Exercise of Warrants.”
The Company will bear all of the costs, fees and expenses incurred by it in connection with the issuance of the shares of common stock to the warrant holders, which are estimated to be approximately $3.4 million, assuming all of the warrants are exercised. The shares of common stock will be listed on the New York Stock Exchange.

DESCRIPTION OF SECURITIES
We are registering the offer and sale of 8,151,265 shares of our common stock that are issuable upon exercise of the 8,151,265 warrants issued pursuant to the Warrant Agreement.
Description of Warrants
On September 30, 2009, we entered into the Warrant Agreement, pursuant to which we issued 8,151,265 warrants in connection with our obligations under the Settlement of the federal consolidated class action captioned In re HealthSouth Corp. Securities Litigation, Master Consolidation File No. CV-03-BE-1500-S. The warrants have been issued pursuant to the exemption from registration provided by Section 3(a)(10) of the Securities Act.
The following is a summary of certain provisions of the Warrant Agreement and the warrants. The following summary of the Warrant Agreement and the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement, including the exhibits thereto, a copy of which has been filed as Exhibit 4.1 to our Registration Statement on Form 8-A filed with the SEC on October 1, 2009.
Exercise of Warrants
Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $41.40 per share, subject to further adjustment in accordance with the adjustment provisions described below. The holder of each warrant will be able to exercise the warrant, in whole or in part, by timely delivering to the Warrant Agent the exercise notice properly completed and executed and the payment of the aggregate exercise price for the number of shares of common stock as to which the warrant is being exercised. The exercise price will be payable, at the option of each warrant holder, (a) by certified check, official bank check or bank cashier’s check payable to the order of the Company, (b) by wire transfer of funds to an account of the Warrant Agent specified by the Warrant Agent for such purpose, or (c) by cashless exercise if the Market Price (as described in further detail below) of the warrants on the date of exercise exceeds the exercise price of such warrants, pursuant to which the warrant holder will authorize the Company to withhold from issuance a number of shares issuable upon exercise of the warrant which when multiplied by the Market Price of the common stock is equal to the aggregate exercise price, with such withheld shares no longer being issuable under the warrant.
Each warrant is exercisable at any time on any business day until 5:00 p.m., New York City time, on January 17, 2017. Each warrant may be exercised at any time in whole or in part at the applicable exercise price until the expiration date. We are not required to and we will not issue fractional shares of our common stock upon the exercise of the warrants. In lieu of issuing fractional shares, we will pay the holder an amount in cash equal to the Market Price per share of common stock, as determined on the day immediately preceding the date on which the holder delivered the related warrant exercise notice, multiplied by such fraction, computed to the nearest whole U.S. cent.
As used in the Warrant Agreement, the “Market Price” of the common stock is (i) the average closing price of our common stock as reported on the principal national securities exchange on which the shares of common stock are listed or admitted for trading, (ii) if our common stock is not listed or admitted for trading on any national securities exchange, the average of the closing bid and asked prices of a share of common stock in the over-the-counter market as reported by a reputable quotation service selected by our board of directors, or (iii) in all other cases, as determined in good faith by our board of directors following the receipt of a valuation by an independent investment bank of national standing selected by our board. In each case, the average closing price is averaged over a period of 21 consecutive trading days, consisting of the day immediately preceding the day for which the Market Price is being determined and the 20 consecutive trading days prior to such day. Our shares of common stock are currently listed on the New York Stock Exchange under the symbol “HLS.”

Upon exercise of each warrant and as soon as practicable thereafter, the Company shall issue, or otherwise deliver or cause to be issued or delivered, to the holder of the warrants, either:

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if the holder holds the warrants being exercised through The Depositary Trust Company’s book-entry transfer facilities, by same-day or next-day credit to the Depositary for the account of such holder or for the account of a participant in the Depositary the number of shares to which such holder is entitled, in each case registered in such name and delivered to such account as directed in the warrant exercise notice by such holder or by the direct participant in the Depositary through which such holding is acting, or

•
if such holder holds the warrants being exercised in the form of book-entry warrants, a book-entry interest in the shares registered on the books of the Company’s transfer agent or, at the Company’s option, by delivery to the address designated by such holder in its warrant exercise notice of a physical certificate representing the number of shares to which such holder is entitled, in fully registered form, registered in such name or names as may be directed by such holder.

If less than all of the warrants evidenced by a Global Warrant Certificate surrendered upon the exercise of warrants are exercised at any time prior to the date of expiration for the warrants, a new Global Warrant Certificate or Certificates shall be issued for the remaining number of warrants evidenced by the Global Warrant Certificate so surrendered.
Adjustments
The exercise price of each warrant and the number of shares of our common stock purchasable upon the exercise of each warrant will be subject to adjustment upon the occurrence of certain events. The exercise price of each warrant and the number of shares of our common stock purchasable upon the exercise of each warrant shall be adjusted if the Company at any time or from time to time shall:

•	pay a dividend in shares of common stock or make a distribution on common stock consisting of shares of common stock;

•	subdivide its outstanding shares of common stock into a greater number of shares of common stock;

•	combine its outstanding shares of common stock into a smaller number of shares of common stock;

•	issue, in a reclassification of the common stock, other securities of the Company; or

•
distribute to all holders of common stock any assets (other than cash dividends paid), debt securities or preferred stock of the Company or any options, warrants or other rights to acquire assets, debt securities or preferred stock of the Company.

However, no adjustment in the exercise price or the number of shares of common stock purchasable upon exercise, in each case, shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the exercise price or the number of shares of common stock purchasable upon exercise.
In the case of any recapitalization, reorganization, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction which is effected at any time prior to the expiration of the warrants, in such a way that the holders of the common stock of the Company are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for such common stock of the Company, each of the registered holders of warrants will be entitled to receive, upon exercise of such warrants and payment of the exercise price, the kind and amount of consideration receivable by the holders of the Company’s common stock. Pursuant to the Warrant Agreement, the Company is prohibited from entering into any such transaction unless, prior to the consummation thereof, the successor entity (if other than the Company) assumes by written instrument the obligation to deliver to each holder of warrants such stock, securities or assets as such holder may be entitled to acquire.
NEITHER THE DECLARATION OF OR PAYMENT OF ORDINARY OR SPECIAL CASH DIVIDENDS ON OUR COMMON STOCK NOR THE ISSUANCE OF COMMON STOCK (OTHER THAN IN CONNECTION WITH A COMMON STOCK DIVIDEND) TRIGGERS AN ADJUSTMENT OF THE EXERCISE PRICE OF THE WARRANTS.
Warrant Holder Not a Stockholder
Prior to the exercise of any warrant, holders of warrants are not entitled to any rights of a stockholder of the Company, including without limitation the right to vote, receive dividends or other distributions, or consent to or receive notice of the meetings of stockholders or any other matter.
Redemption
The warrants are not redeemable by the Company or any other person.
Registration of Common Stock with the SEC
Pursuant to the Warrant Agreement and the terms of the Settlement under which we entered into the Warrant Agreement, we are required to file a registration statement with the SEC under the Securities Act registering the issuance of the shares of common stock to the holders of the warrants. We filed a registration statement, of which this prospectus forms a part, pursuant to this obligation. Furthermore, pursuant to the Warrant Agreement, we are required to use our reasonable best efforts to keep the registration statement continually effective until the earlier of (i) such time as all warrants have been exercised or (ii) the expiration date of the warrants, which is January 17, 2017.
Listing
We have applied to list the warrants on the New York Stock Exchange under the symbol “HLSWS,” but we cannot assure you that the warrants will be approved for listing. The warrants have not been approved for listing as of the date of this prospectus. They will not qualify for listing until such time as the warrants are held by the requisite number of holders following distribution by the settlement fund administrator to claimants and the exchange approves our listing application.
Warrant Agent
Computershare, Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., acting together, serve as the Warrant Agent.

Description of Common Stock
Our authorized capital stock consists of 200,000,000 shares of common stock, $.01 par value per share, and 1,500,000 shares of preferred stock, par value $0.10 per share. As of December 31, 2014, 87,788,673 shares of common stock and 96,245 shares of our Series A Convertible Preferred Stock were outstanding net of treasury shares. In addition to the summary of our common stock that follows, we encourage you to review our restated certificate of incorporation, our amended and restated bylaws and the certificate of designations for the Series A Convertible Preferred Stock, which we have filed with the SEC. A copy of our restated certificate of incorporation was filed with the SEC as Exhibit 3.1 to our Annual Report on Form 10-K filed on June 27, 2005 and a copy of our certificate of amendment to the restated certificate of incorporation was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on October 31, 2006. A copy of our amended and restated bylaws was filed with the SEC as Exhibit 3.3 to our Quarterly Report on Form 10-Q filed on November 4, 2009. A copy of our certificate of designations for the Series A Preferred Stock was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on March 9, 2006.
Our common stock has the following rights, preferences and privileges:
Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. The common stock generally votes together with our Series A Preferred Stock as a single class. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares present or represented by proxy.
Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of assets legally available for the payment of dividends.
Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets, if any, will be distributed ratably among the holders of the common stock on a per share basis. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, we will need to pay the applicable distribution to the holders of preferred stock before distributions are paid to the holders of the common stock.
Rights and preferences. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock we may designate and issue in the future.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.
We have filed with the SEC a registration statement (which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) on Form S-3 pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.
You may copy and inspect the registration statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1‑800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov.
In addition, you may obtain these materials on our website. Our Internet website address is www.healthsouth.com. Information on our website does not constitute a part of this prospectus and should not be relied upon in connection with making an investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus “incorporates by reference” information we have filed with the SEC under the Exchange Act, which means we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on January 2, 2015, January 23, 2015, January 29, 2015, and February 20, 2015;

•
The information contained in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2014 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013; and

•
Our Registration Statement on Form 8-A, filed with the SEC on September 13, 2006, describing our common stock, and any amendment or report filed with the SEC for the purpose of updating the description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC under its rules and regulations, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.
We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any or all of these filings. You may request a copy of these filings by writing or telephoning us at:
HealthSouth Corporation
General Counsel
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
(205) 967-7116

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon for us by Mr. Stephen D. Leasure, Esq., who is Associate General Counsel of HealthSouth Corporation (the “Registrant”). As an employee of the Registrant, Mr. Leasure participates or is eligible to participate in employee benefit plans of the Registrant and is otherwise compensated on the same basis as other similarly eligible employees. Pursuant to such plans, he owns or has other rights to acquire an aggregate of less than 0.5% of the outstanding shares of the common stock of the Registrant.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of HealthSouth Corporation for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of the internal control over financial reporting of the EHHI Holdings, Inc. business the Registrant acquired on December 31, 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HealthSouth Corporation

8,151,265 SHARES OF COMMON STOCK ISSUABLE
UPON EXERCISE OF WARRANTS TO PURCHASE
SHARES OF COMMON STOCK

PROSPECTUS

March 6, 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The expenses relating to the registration of the common stock registered hereby will be borne by HealthSouth Corporation, a Delaware corporation (the “Registrant”). Such expenses, other than the SEC registration fee, are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$39,214
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	25,000
Warrant Agent Fees and Expenses	3,200,000	*
Printing and Mailing Fees and Expenses	135,800
Total	$3,410,014
* This is an estimate of the Warrant Agent fees and expenses associated with the issuance of the shares of common stock of HealthSouth Corporation upon exercise of the warrants. These fees and expenses cannot be determined at this time, as it is unknown whether and to what extent the warrant holders will exercise the warrants.
Item 15. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the restated certificate of incorporation, as amended, and the amended and restated bylaws of the Registrant. Article VI of the Registrant’s amended and restated bylaws provides that, to the full extent permitted by applicable law, the Registrant will indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, was or is a party or is threatened to be a party to (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, or, (b) any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Moreover, any indemnification by the Registrant pursuant thereto will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees or agents of the corporation, or those persons serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses that such officer or director actually and reasonably incurred.
The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute. Article VI of the Registrant’s amended and restated bylaws provides that it has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under applicable law. The Company presently has in place policies insuring its directors and officers under certain circumstances which may include liability or related losses under applicable law.
Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit. Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of the Registrant’s restated certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the director derived an improper personal benefit.
Under separate indemnification agreements with the Registrant, each director and certain officers of the Registrant are indemnified against all liabilities relating to his or her position as a director or officer of the Registrant, to the fullest extent permitted under applicable laws.
Item 16. List of Exhibits.
The Exhibits to this registration statement are listed in the Index to Exhibits.
Item 17. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(l)(ii) and (a)(l)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on March 6, 2015.

HEALTHSOUTH CORPORATION

By: /s/ John P. Whittington
Name:    John P. Whittington
Title:    Executive Vice President,
General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John P. Whittington as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jay Grinney Jay Grinney	President and Chief Executive Officer and Director	March 6, 2015

/s/ Douglas E. Coltharp Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	March 6, 2015

/s/ Andrew L. Price Andrew L. Price	Chief Accounting Officer	March 6, 2015

/s/ Leo I. Higdon, Jr. Leo I. Higdon, Jr.	Chairman of the Board of Directors	March 6, 2015

/s/ John W. Chidsey John W. Chidsey	Director	March 6, 2015

/s/ Donald L. Correll Donald L. Correll	Director	March 6, 2015
/s/ Yvonne M. Curl Yvonne M. Curl	Director	March 6, 2015
/s/ Charles M. Elson Charles M. Elson	Director	March 6, 2015

/s/ Joan E. Herman Joan E. Herman	Director	March 6, 2015

/s/ Leslye G. Katz Leslye G. Katz	Director	March 6, 2015

/s/ John E. Maupin, Jr. John E. Maupin, Jr.	Director	March 6, 2015

/s/ L. Edward Shaw, Jr. L. Edward Shaw, Jr.	Director	March 6, 2015

INDEX TO EXHIBITS

No.	Description
4.1
Restated Certificate of Incorporation of HealthSouth Corporation, as filed in the Office of the Secretary of State of the State of Delaware on May 21, 1998 (incorporated by reference to HealthSouth’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.2
Certificate of Amendment to the Restated Certificate of Incorporation of HealthSouth Corporation, as filed in the Office of the Secretary of State of the State of Delaware on October 25, 2006 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Current Report on Form 8-K filed on October 31, 2006).

4.3
Amended and Restated Bylaws of HealthSouth Corporation, effective as of October 30, 2009 (incorporated by reference to Exhibit 3.3 to HealthSouth’s Quarterly Report on Form 10-Q filed on November 4, 2009).

4.4
Certificate of Designations of 6.50% Series A Convertible Perpetual Preferred Stock, as filed with the Secretary of State of the State of Delaware on March 7, 2006 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Current Report on Form 8-K filed on March 9, 2006).

4.5
Warrant Agreement, dated as of September 30, 2009, among HealthSouth Corporation and Computershare Inc. and Computershare Trust Company, N.A., jointly and severally as Warrant Agent (incorporated by reference to Exhibit 4.1 to HealthSouth’s Registration Statement on Form 8-A filed on October 1, 2009).

4.6.1
Indenture, dated as of December 1, 2009, between HealthSouth Corporation and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth’s 8.125% Senior Notes due 2020, 7.250% Senior Notes due 2018, 7.750% Senior Notes due 2022 and 5.75% Senior Notes due 2024 (incorporated by reference to Exhibit 4.7.1 to HealthSouth’s Annual Report on Form 10-K filed on February 23, 2010.)

4.6.2
First Supplemental Indenture, dated December 1, 2009, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth’s 8.125% Senior Notes due 2020 (incorporated by reference to Exhibit 4.7.2 to HealthSouth’s Annual Report on Form 10-K filed on February 23, 2010).

4.6.3
Third Supplemental Indenture, dated October 7, 2010, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth’s 7.750% Senior Notes due 2022 (incorporated by reference to Exhibit 4.3 to HealthSouth’s Current Report on Form 8-K filed on October 12, 2010).

4.6.4
Fourth Supplemental Indenture, dated September 11, 2012, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, relating to HealthSouth’s 5.75% Senior Notes due 2024 (incorporated by reference to Exhibit 4.2 to HealthSouth’s Current Report on Form 8-K filed on September 11, 2012).

4.7
Indenture, dated November 18, 2013, among HealthSouth Corporation and Wells Fargo Bank, National Association, as trustee, relating to HealthSouth’s 2.00% Convertible Senior Subordinated Notes due 2043 (incorporated by reference to Exhibit 4.1 to HealthSouth’s Current Report on Form 8-K filed on November 19, 2013).

5.1	Opinion of Stephen D. Leasure, Esq., as to the validity of the securities.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Stephen D. Leasure, Esq. (included in Exhibit 5.1).*
24.1	Power of Attorney (included as part of signature page).
* Filed herewith.